EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SanDisk Corporation Amended and Restated 2005 Incentive Plan, SanDisk Corporation Amended and Restated 2005 Employee Stock Purchase Plan, SanDisk Corporation Amended and Restated 2005 International Employee Stock Purchase Plan and Pliant Technology, Inc. 2007 Stock Plan, (each as amended, the “Plans”) of SanDisk Corporation of our reports dated February 23, 2011, with respect to the consolidated financial statements of SanDisk Corporation and the effectiveness of internal control over financial reporting of SanDisk Corporation included in its Annual Report (Form 10-K) for the year ended January 2, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
August 10, 2011